Exhibit 10.51

KMRC RH, LLC
4111 E. 37th Street North
Wichita, KS 67220

January 1, 2015

Mississippi Lignite Mining Company
1000 McIntire Road
Ackerman, MS 39735-0908
Attention: Dave Liffrig, General Manager
Re:    Refined Coal Facility - Red Hills; Lignite Sales Agreement; Lignite Inventory
Reference is made to (i) the Lignite Sales Agreement (the “Producer Coal Supply Agreement”), dated February 28, 2013, between Mississippi Lignite Mining Company (“MLMC”) and KMRC RH, LLC (“KMRC”) and (ii) the Blocked Account Control Agreement, dated February 19, 2013, by and among KMRC, MLMC and JPMorgan Chase, N.A. (the “Control Agreement”) All capitalized terms used herein but not defined have the meanings set forth in the Producer Coal Supply Agreement.
Pursuant to the Producer Coal Supply Agreement, MLMC agreed to sell, and KMRC agreed to purchase, Dedicated Lignite or Alternative Fuel on the terms and subject to the conditions set forth in the Producer Coal Supply Agreement. Also pursuant to the Producer Coal Supply Agreement, with limited exceptions, all proceeds from the sale of Refined Coal or Backup Fuel (as each such term is defined in the Refined Coal Sale Agreement) to CGLP pursuant to the Refined Coal Sale Agreement is to be deposited in the Control Account, which has been pledged to MLMC as security for the prompt and complete payment of the Invoice Amount. Pursuant to the Control Agreement, all the funds in the Control Account are swept on a daily basis to an MLMC account for satisfaction of any outstanding Invoice Amount.
KMRC and MLMC would like to provide for KMRC’s (a) initial purchase of Dedicated Lignite and; (b) daily nomination for the purchase of Dedicated Lignite and Alternative Fuel, which includes amounts to maintain an inventory of lignite for KMRC in the stockpile of run-of-mine Dedicated Lignite being maintained by MLMC (wherever located, including whether in the stockpile yards or silos or on conveyor belts and whether at the Mine or the Plant, the “Lignite Stockpile”). Due to likely fluctuations in inventory levels in KMRC’s inventory, monthly purchases of Dedicated Lignite and Alternative Fuel by KMRC under the Producer Coal Supply Agreement could differ from sales of Refined Coal and Backup Fuel to CGLP under the Refined Coal Sale Agreement in any given month. Thus it is anticipated that in some months the amounts paid by CGLP into the Control Account may be greater or less than the Invoice Amount. Accordingly, MLMC and KMRC each wish to amend and modify the Producer Coal Supply Agreement to, among other things, (i) provide for the initial purchase of Dedicated Lignite and daily nomination for the purchase of Dedicated Lignite and Alternative Fuel, both as part of maintaining an inventory of lignite for KMRC, (ii) clarify the process by which orders for lignite will be made and accepted by MLMC and (iii) define a process to address potential differences between amounts paid into the Control Account by CGLP and the Invoice Amount for the same month. In furtherance of the foregoing, MLMC and KMRC, hereby agree as follows:
(a)On the date hereof, KMRC hereby purchases from MLMC 40,000 tons of Dedicated Lignite as its initial inventory of lignite in the Lignite Stockpile for the Billing Price attributable to the month including the date hereof. KMRC shall pay MLMC for this initial inventory of lignite in stockpile by wire transfer of immediately available funds within ten (10) days after the end of this month in accordance with Exhibit A. Delivery in stockpile shall occur, and title and risk of loss with respect to such initial inventory of lignite shall transfer, from MLMC to KMRC at 12:01 a.m. on the date hereof.

(b)On and following the date hereof and during the Term, KMRC shall on a daily basis issue purchase orders to MLMC by e-mail to MLMC’s representative designated pursuant to paragraph (1) below, for the purchase of Refined Coal and Backup Fuel, which would include amounts, if necessary, to maintain KMRC’s desired levels of lignite inventory in stockpile (setting forth the number of tons of lignite to be purchased by KMRC for such day submitted). KMRC purchase orders shall be deemed accepted unless rejected in accordance with the following table:

KMRC PO Delivery Time	Unless MLMC Rejects by ___	PO Deemed Accepted at ___
12:00 AM to 9:59 AM	2:00 PM	10:00 AM
10:00 AM to 12:59 PM	5:00 PM	1:00 PM
1:00 PM to 11:59 PM	10:00 AM NEXT DAY	10:00 AM NEXT DAY

The form of purchase order agreed to by MLMC and KMRC is attached hereto as Exhibit B. MLMC’s obligation to sell and deliver Dedicated Lignite or Alternative Fuel will be governed by the terms of the Producer Coal Supply Agreement as modified by this letter agreement.

(c)At the time of the deemed acceptance of a purchase order, delivery of Refined Coal and Backup Fuel for the number of tons of lignite set forth therein from MLMC to KMRC shall be deemed to have occurred, and title to, and risk of loss of, any such tons of lignite purchased, including amounts in KMRC inventory, shall pass from MLMC to KMRC and KMRC will own, and have risk of loss with respect to, its pro rata individual share of the aggregate inventory of lignite in the Lignite Stockpile. Accordingly, for all purposes of the Producer Coal Supply Agreement, the term “Point of Delivery” shall mean and refer to, with respect to KMRC inventory, such point of delivery in the Lignite Stockpile and not the point directly above the Pay Scale located at the C5A and C5B conveyors, as applicable, located in the Plant and depicted on Exhibit A to the Producer Coal Supply Agreement.

(d)During the Term, unless (i) the purchase and delivery of lignite to KMRC has been suspended in accordance with the terms of the Producer Coal Supply Agreement and (ii) KMRC’s then existing lignite inventory in the Lignite Stockpile has been depleted, all lignite placed on the C5A or C5B conveyors for eventual delivery to the Plant will be deemed to be from KMRC’s lignite inventory in the Lignite Stockpile.

(e)Notwithstanding Section 5.01 of the Producer Coal Supply Agreement, from the date hereof and for the remainder of the Term, the quantity of lignite sold and delivered to KMRC by MLMC will be determined by the sum of the nominations in the purchase orders issued by KMRC and accepted by MLMC for any Month pursuant to paragraph (b) above (the "Monthly Nomination"); provided, however, that if the Monthly Nomination plus the amount of KMRC's pro rata share of the Lignite Stockpile on the first day of such Month is less than the total amount of lignite passed over the Pay Scale for that Month, KMRC will pay to MLMC an amount equal to the difference in tons multiplied by the applicable Billing Price (as reduced by the aggregate Credit Amount from prior Months, if any), payable in accordance with the provisions of paragraph (a) above.

(f)No lignite sold to KMRC and held as KMRC’s inventory in the Lignite Stockpile will be required to be segregated from MLMC’s inventory of lignite in the Lignite Stockpile. MLMC will promptly make appropriate accounting entries on its books and records to reflect KMRC’s pro rata ownership of the Lignite Stockpile and maintain such records to reflect KMRC’s pro rata share of the Lignite Stockpile, including any necessary adjustments due to a Lignite Stockpile Loss as finally determined in accordance with paragraph (i) below. At least monthly, or more often if reasonably requested by KMRC, MLMC will provide KMRC with a report summarizing KMRC’s inventory of lignite in the Lignite Stockpile, computed as follows: the amount of KMRC’s initial lignite inventory in the Lignite Stockpile if no prior report has been provided or the amount KMRC’s inventory of lignite in the Lignite Stockpile from the last report (i) increased by the amount of lignite in the Lignite Stockpile purchased under the Producer Coal Supply Agreement in accordance with paragraph (b) above during the applicable period; (ii) decreased by the amount of lignite delivered from the Lignite Stockpile to the Facility during the applicable period, as measured by quantities of lignite passing over the Pay Scale; and (iii) decreased to reflect any Lignite Stockpile Loss during the applicable period (or in the period of determination if the Lignite Stockpile Loss is not finally determined in the applicable period). If KMRC disagrees with any part of such calculation of KMRC’s inventory of lignite (other than the determination of any Lignite Stockpile Loss, the resolution of which is subject to paragraph (i) below), it will provide notice thereof to MLMC and thereafter KMRC and MLMC shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement.

(g)MLMC shall maintain KMRC’s portion of the Lignite Stockpile, in accordance with Good Industry Practices. For purposes of this letter agreement, “Good Industry Practices” means utilizing the same practices and standards of safety, reliability, environmental protection and economy as MLMC utilizes in the maintenance of its own inventory of lignite; provided, however, that Good Industry Practices does not include any obligation by MLMC to obtain or provide any insurance with respect to lignite representing KMRC’s prorated share of the Lignite Stockpile. As compensation for the services rendered by MLMC under this letter agreement, KMRC shall pay MLMC a monthly fee equal to $6,000, payable in arrears on the 5th day of the following month. This fee shall be payable in accordance with the provisions of paragraph (a) above and shall be adjusted annually in accordance with the annual change in the Consumer Price Index-All Urban Consumers (CPI-U), Series ID: CUUR00005A0, as published by the United States Bureau of Labor Statistics.

(h)If, notwithstanding MLMC’s compliance with Good Industry Practices, there is a loss of lignite from the Lignite Stockpile, whether by natural attrition (e.g., wind), natural disaster (e.g., tornado), catastrophic incident (e.g., fire) or of unknown origin but evidenced by a stockpile survey or other methods generally accepted in the industry and recognized as a charge against inventory in MLMC’s accounting records (each a “Lignite Stockpile Loss”), KMRC will suffer a loss of its lignite inventory in proportion to the total amount of lignite lost as compared to the entire amount of lignite in the Lignite Stockpile (e.g., if 20% of the entire Lignite Stockpile is determined to have been lost, 20% of KMRC’s lignite inventory will be deemed to have been lost), as finally determined in accordance with paragraph (i) below. In the event it is determined that a loss of lignite from the Lignite Stockpile has occurred over time, KMRC’s proportion of such loss will be determined by calculating KMRC’s average daily percentage ownership of the Lignite Stockpile over such period of time. MLMC will promptly provide notice to KMRC of any Lignite Stockpile Loss after learning of such loss and keep KMRC reasonably informed of its determination of the amount of such loss and KMRC’s pro rata portion thereof. Promptly following MLMC’s determination of a Lignite Stockpile Loss, it shall provide notice to KMRC of its calculation thereof, KMRC’s pro rata portion thereof and a description of its calculations and the manner of its determinations thereof (a “MLMC Lignite Stockpile Loss Notice”). MLMC shall promptly provide any information related thereto reasonably requested by KMRC. KMRC shall have 10 Business Days to review any MLMC Lignite Stockpile Loss Notice, and if KMRC does not provide notice of its objection thereto within such 10 Business Day period (with such period extended for the number of days between KMRC’s request for any information and KMRC’s receipt of such information from MLMC), MLMC’s calculation of the Lignite Stockpile Loss and KMRC’s pro rata portion thereof will be deemed final and binding on the parties.

(i)If KMRC provides notice to MLMC of its objection to a MLMC Lignite Stockpile Loss Notice (a “KMRC Lignite Loss Objection”), then KMRC and MLMC shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If the dispute as to MLMC’s calculations is not resolved within 30 days following KMRC’s delivery of its KMRC Lignite Loss Objection (the “Resolution Deadline”), such dispute will be submitted to and resolved by an independent, nationally recognized engineering firm having expertise in stockpile surveys and agreed upon by the parties. If KMRC and MLMC cannot mutually agree to such an engineering firm within the 30 days following the Resolution Deadline, each shall select a representative from an engineering firm of their choice and these representatives will select a third, independent, nationally recognized engineering firm having expertise in stockpile surveys (such firm either as selected by the agreement of KMRC and MLMC or such third engineering firm selected by representatives of firms selected by each of KMRC and MLMC, the “Engineering Firm”). The Engineering Firm shall resolve the dispute promptly, but in no event more than 30 days after having the dispute submitted to it, unless the Engineering Firm provides notice to KMRC and MLMC, in writing, that in its reasonable opinion resolution of the disputed issue or issues shall require additional time. The Engineering Firm will make a determination as to each of the items in dispute, which determination must be (i) in writing and (ii) furnished to each of KMRC and MLMC and which determination will be conclusive and binding on KMRC and MLMC, absent manifest error. Each of the parties shall use reasonable efforts to cause the Engineering Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Engineering Firm for information, books, records and similar items. The cost of the Engineering Firm shall be borne equally by the parties.

(j)In the event that the amount to be deposited by CGLP into the Control Account for a billing period is less than the Invoice Amount (as reduced by any applicable outstanding and unapplied credits from prior billing periods) for that same billing period, KMRC will cause an amount equal to such deficiency to be deposited into the Control Account (or such other account as directed by MLMC) by wire transfer of funds prior to the applicable Payment Date. In the event that the amount to be deposited by CGLP into the Control Account for a billing period is more than the Invoice Amount (as reduced by any applicable outstanding and unapplied credits from prior billing periods) for the same billing period, MLMC will still be permitted to sweep the entire amount of the funds in the

Control Account to MLMC’s account pursuant to the Control Agreement and such excess amount will be applied as a credit against any future Invoice Amounts; provided that, if the aggregate of such outstanding and unapplied excess amounts being held by MLMC exceeds $150,000.00, or if upon termination of the Producer Coal Supply Agreement any such excess amount remains outstanding and unapplied to outstanding Invoice Amounts, MLMC will promptly pay, by wire transfer to an account designated by KMRC, an amount equal to such outstanding excess amount.

(k)Notwithstanding Section 8.02(d) of the Producer Coal Supply Agreement, for the last billing period under the Refined Coal Sale Agreement and the Producer Coal Supply Agreement, KMRC shall instruct CGLP to pay an amount equal to the Invoice Amount for that period to be paid to the Control Account but may instruct any additional amounts owed by CGLP to KMRC to be paid to a different account of KMRC’s (it being anticipated that in the last billing period sales of Refined Coal and Backup Fuel to CGLP will exceed purchases of lignite hereunder from MLMC due to the anticipated depletion of KMRC’s lignite inventory in the last billing period).

(l)All notices and other communication hereunder are to be in writing and will be deemed given when delivered in accordance with the terms of Article 14 of the Producer Coal Supply Agreement, other than notices for purchase orders to MLMC by KMRC, which shall be made by e-mail to the representative(s) designated by MLMC, such initial representative being Cheryl McIntire, with the e-mail address of cheryl.mcintire@nacoal.com. MLMC shall at all times during the Term have at least one representative for accepting purchase orders from KMRC and may change such representative by notice to KMRC in accordance with the terms of Article 14 of the Producer Coal Supply Agreement.

(m)Except as otherwise provided in paragraph (i) above, any disputes arising under this letter agreement will be resolved in accordance with Articles 15 and 16 of the Producer Coal Supply Agreement.

(n)This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, this letter agreement may not be assigned by either MLMC or KMRC without the written consent of the other party, which consent will not be unreasonably withheld.

(o)The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this letter agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this letter agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this letter agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this letter agreement without posting any bond or other undertaking.

(p)This letter agreement may be simultaneously executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.

(q)This letter agreement shall be governed by and construed according to the laws of the State of Texas without giving effect to the conflict of laws principles thereof.

(r)No amendment, modification or discharge of this letter agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this letter agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this letter agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The execution or delivery of this letter agreement by a party shall not by itself constitute a waiver of any provision of this letter agreement or any breach of this letter agreement arising out of facts or circumstances existing at the time of such execution or delivery.

(s)MLMC makes the following representations and warranties:

(i)
MLMC is a joint venture between NAC and RHPC, duly organized under the laws of the State of Texas and authorized to do business in Mississippi. NAC is a Delaware corporation, and RHPC is a Mississippi limited liability company. Each of MLMC, NAC and RHPC has full power and authority to carry on its business as presently conducted and to execute and deliver this letter agreement and perform its obligations under this letter agreement. MLMC is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which MLMC is required to qualify to do business as the joint venture that is MLMC.

(ii)
The execution, delivery and performance by MLMC of this letter agreement have been duly authorized by all necessary action on the part of MLMC, and neither the execution, delivery, nor the performance of this letter agreement by MLMC nor the fulfillment of the terms, provisions and conditions of this letter agreement by MLMC (A) requires any approval of consent of any trustees or holders of any indebtedness or obligations of MLMC, (B) contravenes any law or any governmental rule, regulation, or order binding on MLMC, (C) violates the Joint Venture Agreement of MLMC or requires any additional approval or consent of the joint venturers, NAC and RHPC, or (D) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice or both would constitute an event of default) under any indenture, deed of trust, contract, or other agreement to which MLMC is a party or by which MLMC is affected or bound.

(iii)
This letter agreement has been duly executed and delivered by MLMC and constitutes a legal, valid and binding agreement of MLMC enforceable against MLMC in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv)
The Producer Coal Supply Agreement continues to be a legal, valid and binding obligation of MLMC, enforceable against MLMC in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). MLMC is not in default and knows of no event which with the giving of notice or the passage of time would constitute an event of default under the Producer Coal Supply Agreement.

(t)KMRC makes the following representations and warranties:

(i)
KMRC is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as presently conducted and to execute and delivery this letter agreement and perform its obligations under this letter agreement. KMRC is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which KMRC is required to qualify to do business as a foreign limited liability company.

(ii)
The execution, delivery and performance by KMRC of this letter agreement have been duly authorized by all necessary limited liability company action on the part of KMRC and neither the execution, delivery or the performance of this letter agreement by KMRC, nor the fulfillment of the terms, provisions and conditions of this letter agreement by KMRC (A) requires any approval or consent of any trustee or holders of any indebtedness or obligations of KMRC, (B) contravenes any law or any governmental rule, regulation, or order binding on KMRC, (C) violates the limited liability company agreement of KMRC or (D) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice or both would constitute an event of default) under any indenture, deed of trust, contract, or other agreement to which KMRC is a party or by which KMRC is affected or bound.

(iii)
This letter agreement has been duly executed and delivered by KMRC and constitutes a legal, valid and binding agreement of KMRC, enforceable against KMRC in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv)
The Producer Coal Supply Agreement continues to be a legal, valid and binding obligation of KMRC, enforceable against KMRC in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). KMRC is not in default and knows of no event which with the giving of notice or the passage of time would constitute an event of default under the Producer Coal Supply Agreement.

(u)During the Term and upon completion of the installation and initial calibration of the Boiler Belt Feeder Scale (as defined in the Refined Coal Sale Agreement):

(i)
KMRC will, within twenty-four (24) hours of receipt, provide to MLMC copies of the electronic records delivered by CGLP to KMRC pursuant to Section 2.14 of the Refined Coal Sale Agreement, which set forth the daily quantities of Refined Coal and Backup Fuel delivered by KMRC to CGLP as measured by the Boiler Belt Feeder Scale;

(ii)
KMRC will, upon three (3) days' notice from MLMC, (A) inspect and observe the operation of the Boiler Belt Feeder Scale, and (B) inspect, copy and audit CGLP's records related to the Boiler Belt Feeder Scale;

(iii)
KMRC will request that CGLP permit MLMC to participate in any inspection of the Boiler Belt Feeder Scale and audit of CGLP's records related to the Boiler Belt Feeder Scale; provided, that if such request is denied by CGLP, KMRC will provide to MLMC (A) a summary of its findings regarding the accuracy of the Boiler Belt Feeder Scale, and (B) copies of CGLP's records; and

(iv)
if the Boiler Belt Feeder Scale is determined by MLMC to be outside of the manufacturer's allowable tolerance for the base quantity being measured, KMRC will use commercially reasonable efforts to engage, or to cause CGLP to engage, a third party to calibrate the Boiler Belt Feeder Scale.

(v)After June 30, 2015, MLMC can terminate this letter agreement upon thirty (30) days’ notice to KMRC if the Producer Coal Supply Agreement and Refined Coal Sale Agreement have not been amended, in a manner reasonably satisfactory to MLMC, to state that the parties thereto will use the Pay Scale as the sole scale for purposes of measuring quantities of Dedicated Lignite, Refined Coal and Backup Fuel delivered by MLMC and KMRC, as applicable. In the event of a termination by MLMC under this subsection, the parties will negotiate in good faith as to how best to effectuate the termination. Upon termination, KMRC will draw down, in due course, KMRC's remaining inventory in the stockpile of run-of-mine Dedicated Lignite at no additional cost to KMRC due to KMRC’s prepayment therefor. Once this remaining inventory in the stockpile has been depleted, deliveries of Dedicated Lignite from MLMC to KMRC will resume pursuant to the terms of the Producer Coal Supply Agreement as in effect immediately prior to the effectiveness of this letter agreement.

Sincerely,

KMRC RH, LLC

By:	/s/ Daniel J. Murray
Daniel J. Murray
President

Accepted and Agreed
as of January 1, 2015
Mississippi Lignite Mining Company
By Its Joint Venturers:
The North American Coal Corporation

By:	/s/ John D. Neumann
Name:	John D. Neumann
Title:	President

Red Hills Property Company LLC

By:	/s/ J. Patrick Sullivan, Jr.
Name:	J. Patrick Sullivan, Jr.
Title:	Manager

Cc:    The North American Coal Corporation
5340 Legacy Drive
Building 1, Suite 300
Plano, TX 75024
Attention: John Neumann, General Counsel